  As filed with the Securities and Exchange Commission on  October 17, 1995
                                                        Registration No.33-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             --------------------

                           BEVERLY ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                                      95-4100309
  (State or other jurisdiction of                       (I.R.S. Employer
  incorporation or organization)                      Identification No.)

 1200 SOUTH WALDRON ROAD, NO. 155
       FORT SMITH, ARKANSAS                                  72903
(Address of principal executive offices)                   (Zip Code)

                             --------------------

                INSTA-CARE HOLDINGS, INC. FIRST EMPLOYEES STOCK
               OPTION PLAN, ASSUMED BY BEVERLY ENTERPRISES, INC.
                           (Full Titles of the Plan)

                             --------------------

                             Robert W. Pommerville,
             Executive Vice President, General Counsel & Secretary
                         5111 Rogers Avenue, Suite 40-A
                        Fort Smith, Arkansas 72919-0155
                                 (501) 452-6712
           (Name, address and telephone number of agent for service)

                                    Copy to:

                           H. Watt Gregory, III, Esq.
                            Michael E. Karney, Esq.
                   Giroir & Gregory, Professional Association
                         111 Center Street, Suite 1900
                          Little Rock, Arkansas 72201
                                 (501) 372-3000

                             --------------------

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                          Proposed Maximum       Proposed Maximum
  Title of Securities    Amount to be     Offering Price Per     Aggregate Offering          Amount of
  to be Registered       Registered(1)    Share(2)               Price(2)                    Registration Fee(2)
----------------------------------------------------------------------------------------------------------------
  Common Stock, $.10
  par value              14,072 shares    $ 13.44                $ 189,127.68                $65.22
================================================================================================================

(1) The shares registered hereby relate to certain shares issuable pursuant to the Insta-Care Plan (as defined). The options with respect to such shares have been exercised by the optionees and such shares are being registered for purposes of resale pursuant to this reoffering prospectus of the Registrant.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h)(1), based upon the average of the high and low sales prices of the Registrant's Common Stock on October 16, 1995 as reported on the New York Stock Exchange.

                             --------------------

         Approximate date of proposed commencement of sales: promptly, and on a continuous basis for more than 30 days after the effective date of this Registration Statement.

         The contents of the Registration Statement of the Registrant on Form S-8 (File No. 33-61269), dated July 24, 1995, are hereby incorporated by reference.

PROSPECTUS


                           INSTA-CARE HOLDINGS, INC.
                       FIRST EMPLOYEES STOCK OPTION PLAN
                    ASSUMED BY BEVERLY ENTERPRISES, INC. ON
                               NOVEMBER 15, 1994


                                 14,072 SHARES

                                  Common Stock
                                ($.10 par value)


         This Reoffering Prospectus relates to the sale by the selling stockholders listed herein (the "Selling Stockholders") of shares of the common stock, par value $.10 per share (the "Common Stock", or the "Shares") of Beverly Enterprises, Inc., a Delaware corporation (the "Company" or "Beverly"). The Common Stock currently held by the Selling Stockholders was received upon the exercise of options held by the Selling Stockholders under the Insta-Care Holdings, Inc. ("Insta-Care") First Employees Stock Option Plan (the "Insta-Care Plan") which was assumed by the Company on November 15, 1994 pursuant to an Assumption Agreement dated as of November 15, 1994 (the
"Assumption Agreement"), whereby shares of   Common Stock were issuable from
time to time upon exercise of options that had been granted by Insta-Care and assumed by the Company. The Company assumed the Insta-Care Plan and the Insta-Care options that have been granted thereunder pursuant to a Stock Purchase Agreement dated as of September 12, 1994 (the "Purchase Agreement'), between Eckerd Corporation ("Eckerd") and Pharmacy Corporation of America, a wholly-owned subsidiary of the Company ("PCA"), wherein PCA purchased all of the issued and outstanding shares of common stock of Insta-Care from Eckerd (the "Stock Purchase").

         The method of distribution of the Common Stock offered hereby is described under the heading "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Common Stock. The Company will pay all expenses in connection with the offering other than commissions and discounts of underwriters, dealers or agents.

         FOR CERTAIN FACTORS WHICH SHOULD BE CONSIDERED WITH RESPECT TO THE COMPANY AND ITS COMMON STOCK, SEE "RISK FACTORS" ON PAGE 1 HEREIN.

                             --------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

              The date of this Prospectus is  October 17, 1995.

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The shares of Beverly Common Stock are listed on the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

          The Company has filed a Registration Statement on Form S-8 (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares to be resold by the Selling Stockholders. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

         THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) WILL BE PROVIDED WITHOUT CHARGE BY FIRST CLASS MAIL TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON. REQUESTS FOR THE COMPANY DOCUMENTS SHOULD BE DIRECTED TO BEVERLY ENTERPRISES, INC., 5111 ROGERS AVENUE, SUITE 40-A, FORT SMITH, ARKANSAS 72919-0155, (501) 452-6712, ATTN: ROBERT W. POMMERVILLE, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY.

                             --------------------

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS, FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS.

                    INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents previously filed with the Securities and Exchange Commission are hereby incorporated by reference:

         1. Annual Report on Form 10-K for the year ended December 31, 1994, as amended May 19, 1995 on Form 10-K/A (the "1994 Beverly 10-K");

         2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995;

         3. The portions of the Proxy Statement for the Annual Meeting of Stockholders held May 18, 1995 that have been incorporated by reference in the 1994 Beverly 10-K;

         4.      Current Report on Form 8-K dated June 27, 1995;

         5.      Current Report on Form 8-K dated May 30, 1995;

         6.      Current Report on Form 8-K dated April 6, 1995;

         7. Current Report on Form 8-K dated December 14, 1994, as amended February 10, 1995, on Form 8-K/A;

         8. Registration Statement on Form 8-A relating to the Registrant's Common Stock dated August 21, 1990, and any amendment or report filed for the purpose of updating such description; and

         9. Registration Statement on Form 8-A relating to the Registrant's Common Stock Purchase Rights (as defined) dated September 29, 1994, and any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in the Prospectus covering the securities registered by this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement or the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the Prospectus.

                               TABLE OF CONTENTS


                                                                                                                 Page No.
                                                                                                                 --------
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
        Governmental Regulation and Reimbursement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
        Increased Labor Costs and Availability of Personnel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
        Certain Anti-Takeover Provisions    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

The Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Description of Beverly Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
        Authorized Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
        Beverly Preferred Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
        Beverly Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
        Beverly Common Stock Purchase Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7





THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                                  RISK FACTORS

GOVERNMENTAL REGULATION AND REIMBURSEMENT

         Approximately 79%, 80% and 80% of Beverly's net operating revenues were derived from federal and state health care programs for the six months
ended June 30, 1995 and   the years ended December 31, 1994 and 1993,
respectively. These programs are highly regulated and are subject to budgetary constraints and other developments. Beverly's operations could be adversely affected by regulatory developments such as mandatory increases in the scope and quality of care to be afforded nursing home residents and revisions in licensing and certification standards. Furthermore, governmental reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and governmental funding restrictions, all of which may materially increase or decrease the rate of program payments to Beverly for its services. There can be no assurance that payments under governmental and private third party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, there can be no assurance that facilities owned, leased or managed by Beverly, or the provision of services and supplies by Beverly, now or in the future, will initially meet or continue to meet the requirements for participation in such programs. Beverly could be adversely affected by the continuing efforts of governmental and private third party payors to contain the amount of reimbursement for health care services. In an attempt to reduce federal and state expenditures, there have been, and Beverly expects that there will continue to be, a number of proposals to limit Medicaid and Medicare reimbursement for health care services.

         Congress has recently proposed legislation that would reform the Medicare and Medicaid programs. Included in their proposals are various provisions to curb the growth of Medicare spending and provide more autonomy and control to state governments in administering the Medicaid program. There is active discussion concerning these proposals and the form of any final legislation signed into law could differ significantly from current proposals. The impact of currently proposed legislation on Beverly is not readily determinable. However, in their currently proposed form, such proposals could have a significant adverse affect on Beverly's future financial position, results of operations and cash flows.

         As a general matter, increases in Beverly's operating costs result in higher patient rates under Medicaid programs in subsequent periods. However, Beverly's results of operations will continue to be affected by the time lag in most states between increases in reimbursable costs and the receipt of related reimbursement rate increases. Medicaid rate increases, adjusted for inflation, are generally based upon changes in costs for a full calendar year period. The time lag before such costs are reflected in permitted rates varies from state to state, with a substantial portion of the increases taking effect up to 18 months after the related cost increases.

INCREASED LABOR COSTS AND AVAILABILITY OF PERSONNEL

         In recent years, Beverly has experienced increases in its labor costs primarily due to higher wages and greater benefits intended to attract and retain qualified personnel, increased staffing levels in its nursing facilities due to greater patient acuity and the hiring of therapists on staff. Beverly expects labor costs to continue to increase in the future; however, it is anticipated that any increase in costs will generally result in higher patient rates in subsequent periods, subject to the time lag in most states mentioned above, of up to 18 months, between increases in reimbursable costs and the receipt of related reimbursement rate increases.

         Currently, Beverly is not experiencing a nursing shortage. Periodically in the past, however, the health care industry, including Beverly's long-term care facilities, has experienced a shortage of nurses to
staff health care operations.   Beverly competes with other health care
providers for nursing personnel and a nursing shortage could force Beverly to pay higher salaries and make greater use of registry (temporary nursing and related personnel). A lack of qualified nursing personnel might also result in reduced census or require Beverly to admit patients requiring a lower level of care, both of which could adversely affect operating results.

CERTAIN ANTI-TAKEOVER PROVISIONS

         Certain provisions of the Certificate of Incorporation and Bylaws of Beverly might make an unsolicited acquisition of control of Beverly more difficult or expensive. Furthermore, Beverly has adopted a stockholder rights plan which also might make an unsolicited acquisition of Beverly more difficult or expensive. See "DESCRIPTION OF BEVERLY CAPITAL STOCK - Beverly Common Stock Purchase Rights."

                                  THE COMPANY

         Beverly is the largest provider of long-term health care in the United States. At June 30, 1995, Beverly operated 712 nursing facilities with 76,440 licensed beds. The facilities are located in 33 states and the District of Columbia, and range in capacity from 20 to 388 beds. At June 30, 1995, Beverly also operated 62 institutional and mail order pharmacies, 9 long-term transitional hospitals, and 40 retirement and assisted living centers. Beverly's facilities had average occupancy of 88.4% for the six months ended June 30, 1995 and 88.5%, 88.5% and 88.4% during the years ended December 31, 1994, 1993 and 1992, respectively.

         Beverly's principal executive offices are located at 1200 South Waldron Road, No. 155, Fort Smith, Arkansas 72903, and its telephone number is
(501) 452-6712.

                              SELLING STOCKHOLDERS

         The shares of Common Stock being offered hereby are being sold for the account of the Selling Stockholders listed below and were acquired by the Selling Stockholders through the exercise of options granted under the Insta-Care Plan. The following table sets forth for each of the Selling Stockholders, such person's ownership of Common Stock acquired pursuant to the Insta-Care Plan, at October 3, 1995, the number of shares being offered by such person and such person's ownership by number of shares and by percent of total outstanding shares before and after giving effect to the sale of shares offered hereby.

                           NUMBER OF                           NUMBER OF            MATERIAL RELATIONSHIP WITH
                      SHARES BENEFICIALLY  PERCENTAGE OF     SHARES TO BE         THE COMPANY OR ANY PREDECESSOR
                       OWNED PURSUANT TO   OUTSTANDING      OFFERED PURSUANT       OR AFFILIATES OF THE COMPANY
       NAME          THE INSTA-CARE PLAN   SHARES OWNED    TO THIS PROSPECTUS       WITHIN THE LAST THREE YEARS
       ----          -------------------   ------------    ------------------       ---------------------------
Edward A. Caporello .            898            *                  898                        N/A

Steven B. Cashton . .          2,994            *                2,994                        N/A

Robert Gylling  . . .            599            *                  599                        N/A

Holly A. Klalo  . . .          1,198            *                1,198                        N/A

George Miller . . . .            898            *                  898                        N/A

Lynda Romeo . . . . .            599            *                  599                        N/A

JoAnne Shefres  . . .          2,994            *                2,994                        N/A

Donald G. Tibbets . .          1,198            *                1,198                        N/A

John Virginio . . . .          1,796            *                1,796                        N/A

Michael Vuolo . . . .            898            *                  898                        N/A

---------------
*  Less than 1.0%.

         The Common Stock offered hereby will be sold either to or through agents, underwriters or dealers designated from time to time or directly by the Selling Stockholder. See "Plan of Distribution".

                              PLAN OF DISTRIBUTION

         The Shares offered hereby may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the market or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. A Selling Stockholder who is selling Shares that are control securities within the meaning of the instructions to the Form S-8 Registration Statement is subject to limitations on the number of shares he/she may sell during a three month period as set forth in Rule 144(e) under the Securities Act. In addition, any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act might be sold under Rule 144 rather than pursuant to this Prospectus.

         Upon the Company's being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of any Shares through a secondary distribution, or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer(s), (b) the number of Shares involved, (c) the price at which such Shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and
(f) other facts material to the transaction.

                      DESCRIPTION OF BEVERLY CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

         Beverly has the authority to issue 325,000,000 shares of capital stock, of which 300,000,000 are common stock, par value $.10 per share ("Beverly Common Stock"), and 25,000,000 are preferred stock, par value $1.00 per share ("Beverly Preferred Stock"). At July 31, 1995, Beverly had outstanding 98,210,053 shares of Beverly Common Stock and 3,000,000 shares of Beverly Series B Preferred Stock (as defined).

BEVERLY PREFERRED STOCK

         Under Beverly's Certificate of Incorporation, Beverly's Board of Directors may from time to time establish and issue one or more series of preferred stock and fix the designations, powers, preferences and rights of the shares of such series and the qualification, limitations or restrictions thereon, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences, in each case, if any, of any wholly unissued series of Beverly Preferred Stock. Any such series may rank on a parity with or senior to the Beverly Series B Preferred Stock (subject to the class voting rights of the Beverly Series B Preferred Stock) with respect to dividends, distributions and liquidation, and any such series may have greater or lesser voting rights than the Beverly Series B Preferred Stock.

         Beverly has outstanding 3,000,000 shares of $2.75 Cumulative Convertible Exchangeable Preferred Stock (the "Beverly Series B Preferred Stock"), with a liquidation value of $50 per share. The Beverly Series B Preferred

Stock is convertible into 11,252,813 shares of Beverly's Common Stock. The holders of the Beverly Series B Preferred Stock are entitled to receive out of legally available funds, when and as declared by Beverly's Board of Directors, quarterly cash dividends equal to $2.75 per share (aggregate of $8,250,000 per annum). Except as required by law, holders of the Beverly Series B Preferred Stock have no voting rights unless dividends on the Beverly Series B Preferred Stock have not been paid in an aggregate amount equal to at least six full quarters (whether or not consecutive), in which case holders of the Beverly Series B Preferred Stock will be entitled to elect two additional directors to Beverly's Board of Directors to serve until such dividend arrearage is eliminated. Beverly has paid all required quarterly dividends on the Beverly Series B Preferred Stock since its issuance in 1993. The Beverly Series B Preferred Stock is exchangeable, in whole or in part (but in no more than two parts), at the option of Beverly, on any dividend payment date beginning November 1, 1995, for Beverly's 5 1/2% Convertible Subordinated Debentures due August 1, 2018 (the "5 1/2% Debentures"), at the rate of $50 principal amount of 5 1/2% Debentures for each share of the Beverly Series B Preferred Stock. The Beverly Series B Preferred Stock is redeemable at any time on and after August 1, 1996, in whole or in part, only at the option of Beverly, initially at a redemption price of $51.925 per share, and thereafter at prices decreasing ratably annually to $50 per share on and after August 1, 2003, plus accrued and unpaid dividends.

BEVERLY COMMON STOCK

         Holders of Beverly Common Stock are entitled to receive such dividends as are declared by the Board of Directors, subject to the preference of the Beverly Series B Preferred Stock and any other outstanding Beverly Preferred Stock, and are entitled to cast one vote per share on all matters voted upon by stockholders. There is no cumulative voting for the election of directors and Beverly Common Stock does not have any preemptive rights. Upon liquidation of Beverly, holders of Beverly Common Stock are entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for liabilities and amounts owing with respect to the Beverly Series B Preferred Stock and any other outstanding Beverly Preferred Stock. Payment and declaration of dividends on Beverly Common Stock and purchases of shares thereof by Beverly are subject to certain restrictions if Beverly fails to pay dividends on its Beverly Series B Preferred Stock and will be subject to restrictions if Beverly fails to pay dividends on any other series of Beverly Preferred Stock ranking prior to Beverly Common Stock as to the payment of dividends. Beverly is subject to certain restrictions under its banking arrangements related to the payment of cash dividends on its common stock.

         The Registrar and Transfer Agent for Beverly Common Stock is The Bank of New York.

BEVERLY COMMON STOCK PURCHASE RIGHTS

         The Beverly Board of Directors has adopted a stockholders rights plan, pursuant to which one common stock purchase right (a "Right" or "Rights") was issued with respect to each share of Beverly Common Stock (the "Common Shares"), outstanding at the close of business on November 2, 1994 (the "Record Date"). Each Right entitles the registered holder thereof, after the Right becomes exercisable and until the expiration, redemption, exchange, or termination of the Right, to purchase from Beverly one Common Share at a price of $70 per share, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement dated September 29, 1994 (the "Rights Agreement") between Beverly and the Bank of New York, as Rights Agent (the "Rights Agent").

         The Rights are represented by the Common Share certificates and are not exercisable until a Distribution Date (as defined). A Distribution Date is defined as the earlier of the following: (i) ten (10) days following the Shares Acquisition Date (the first date of a public announcement by Beverly or an Acquiring Person which reveals the existence of an Acquiring Person) or (ii) the tenth day after the date of the commencement of, or of the first public announcement of the intent of any person (other than Beverly, any of its Subsidiaries, or any of its Employee Benefit Plans) to commence a tender or exchange offer which would result in any Person becoming the beneficial owner of common shares aggregating 15% or more of the outstanding Beverly Common Shares (an "Acquiring

Person"). The Board of Directors of Beverly may postpone, under certain circumstances, one or more times, a Distribution Date beyond the dates set forth above. As soon as practicable, after a Distribution Date, the Rights Agent will send to each record holder of Beverly Common Shares, as of the close of business on a Distribution Date, a certificate for Rights evidencing one Right for each Common Share. The Rights will first become exercisable on a Distribution Date, unless earlier redeemed or exchanged, and may then begin trading separately. The Rights will not at any time have any voting rights.

         Each holder of a Right (other than those owned by the Acquiring Person which shall be void) will have the right to receive upon the exercise that number of Common Shares having a market value of two times the then current Purchase Price of one Right if one of the following events is triggered: (1) a person becomes an Acquiring Person (except under certain circumstances where cash offers for all outstanding Common Shares are approved by the Board of Directors of Beverly); or (2) if Beverly is the surviving corporation in a merger with an Acquiring Person or any Associate or Affiliate (as defined in Section 12b-2 of the Exchange Act) of any Acquiring Person, and the Common Shares were not changed or exchanged. In the event that a person or group becomes an Acquiring Person, or Beverly is acquired in a merger or other business combination transaction where more than 50% of its assets or earning power was sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have the market value of two times the then current Purchase Price of one Right.

         The Board of Directors has the right at any time prior to an acquisition of an Acquiring Person of 50% or more of the then outstanding Common Shares to cause Beverly to acquire the Rights (other than those owned by the Acquiring Person which are void) in exchange for that number of Common Shares which has an aggregate value, per Right, equal to the excess of the value of the Common Shares issuable upon exercise of a Right after a person becomes an Acquiring Person over the Purchase Price.

         The Board of Directors may redeem the Rights in whole at a price of $.01 per Right (the "Redemption Price") at any time prior to the close of business on the tenth day following the public announcement of an Acquiring Person. The ten-day redemption period may be changed by a majority of the Board of Directors under certain circumstances. The right to exercise the Rights will immediately terminate upon action by the Board of Directors to redeem the Rights and the holders of the Rights will only have the right to receive the Redemption Price.

         The Purchase Price, the number of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution. Such adjustments may be made in the event Beverly (i) declares a stock dividend on, or a subdivision, combination or reclassification of, the Common shares, (ii) upon the grant to holders of the Common Shares of certain rights or warrants to subscribe for or purchase Common shares or convertible securities at less than the current market price of the Common Shares or (iii) upon the distribution to holders of the Common Shares of evidences of indebtedness, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the last regular periodic cash dividend paid, or if not previously paid, at a rate not to exceed 50% of the average net income per share of Beverly for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in Common Shares (which dividends will be subject to the adjustment described in clause (i) above) or of subscription rights or warrants (other than those referred to above).

         No adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued and in lieu thereof, a payment in cash will be made based on the market price of the Common Shares on the last trading date prior to the date of exercise.

         Until a Right is exercised, the holder thereof will have no rights as a stockholder of Beverly beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

         Any provisions of the Rights Agreement may be amended by the Board of Directors of Beverly prior to a Distribution Date. After a Distribution Date the Company and the Rights Agent may amend or supplement the Rights Agreement without the approval of any holders of Right Certificates to cure any ambiguity, to correct or supplement any provision contained therein which may be defective or inconsistent with any other provisions therein, to shorten or lengthen any period under the Rights Agreement (requiring a majority of the Board of Directors under certain circumstances), or so long as the interest of the holders of Right Certificates (other than an Acquiring Person or an affiliate or associate of an Acquiring Person) are not adversely affected, thereby, to make any other provision in regard to matters or questions arising thereunder which Beverly and the Rights Agent may deem necessary or desirable, including but not limited to extending the Final Expiration Date. Beverly may at any time prior to a Person becoming an Acquiring Person amend the Rights Agreement to lower the thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Common Shares then known by Beverly to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%.

         The Rights will cause substantial dilution to a person or group that acquires 15% or more of Beverly's stock on terms not approved by the Beverly's Board of Directors, except pursuant to an offer conditioned on substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to ten days after the time that a Person or group has become an Acquiring Person as the Rights may be redeemed by the Company at $.01 per Right prior to such time.

         On April 6, 1995, the Beverly Board of Directors approved certain amendments to the Rights Agreement, and directed that the Plan, as amended, be submitted to a binding vote of stockholders at the Annual Meeting held on May 18, 1995. The stockholders approved the Plan, as amended, at the Annual Meeting.

         On April 24, 1995, the Food and Allied Service Trades Department, AFL-CIO, filed a complaint against the Company in the United States District Court, District of Columbia, Civil Action Docket No. 95-0765, alleging that the Company's proxy statement used in connection with soliciting the Company's stockholders' approval of the Plan, as amended, at the Annual Meeting was materially false and misleading and in violation of the Securities Exchange Act of 1934, as amended. The complaint sought an injunction against the Company with respect to voting any proxies obtained with the solicitation materials, or in the alternative, that any vote of such shares in favor of the Plan pursuant to proxies obtained with such materials be voided. Although the Court has granted expedited discovery proceedings in the case, no hearing date has been set on the complaint or the plaintiff's request for injunctive relief. The Company has been vigorously defending the action, and believes that there is no merit to the complaint. However, if the plaintiff were to be successful on the merits of the case, the stockholders' approval of the Plan, as amended, at the Annual Meeting held May 18, 1995 could be voided, and the Company could be required to resolicit stockholders for approval of the Plan, as amended.

         The amendments to the Rights Agreement (the "Amendments") approved by the stockholders provide for the following:

         Redemption of the Rights (as well as elimination of the Rights Agreement) will be submitted to a binding stockholder vote if an offer for all outstanding shares meeting certain conditions, as described below, is made and within sixty (60) days thereafter, Beverly's Board of Directors has not either redeemed the Rights or approved a financially superior alternative transaction. Beverly's Board of Directors must redeem the Rights if holders of a majority of the outstanding Beverly Common Stock vote to request such redemption to allow the completion of that offer or a financially superior offer. The Amendments thus give Beverly's stockholders the power to cause the redemption of the Rights to allow completion of an offer meeting the specified conditions, regardless of Beverly's Board of Directors' position on that offer.

         The conditions of the offer that would trigger a stockholder referendum are as follows: (i) the offer must be for all outstanding shares of Beverly Common Stock at the same price; (ii) the portion of the offer that is for cash must be fully financed; (iii) any portion of the offer that is non-cash consideration must be in the form of New York Stock Exchange listed securities and the offer must provide tax-deferred treatment for stockholders; and (iv) the offer cannot be subject to financing, funding or due diligence conditions.

         Prior to the adoption of the Amendments, the Rights Agreement was scheduled to expire in 2004. Pursuant to the Amendments, the Rights Agreement will now expire at Beverly's 1998 annual meeting unless holders of a majority of the shares voting at Beverly's 1998 annual meeting vote affirmatively to extend the term of the Plan. If Beverly's stockholders approve the extension at Beverly's 1998 Annual Meeting, the Rights Agreement will expire at Beverly's 2001 annual meeting.

                                 LEGAL MATTERS

         The validity of the issuance of the shares by the Company to the Selling Stockholders has been passed upon for the Company by Giroir & Gregory, Little Rock, Arkansas.

                                    EXPERTS

         The consolidated financial statements of Beverly Enterprises, Inc., appearing in Beverly Enterprises, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Smith, State of Arkansas, on September 29, 1995.

                                   BEVERLY ENTERPRISES, INC.



                                   By:           /s/ DAVID R. BANKS
                                       --------------------------------------
                                                   David R. Banks
                                          Chairman of the Board, President
                                             and Chief Executive Officer


                               POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints David R. Banks, Robert W. Pommerville, and John W. MacKenzie, and each or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-8 under the Securities Act of 1933, as amended, including any and all amendments relating thereto, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorney, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:


Signatures                                     Title                                 Date
----------                                     -----                                 ----

                                               Chairman of the Board,
/s/ DAVID R. BANKS                             President, Chief
-------------------------------------------    Executive Officer and                  September 29, 1995
              David R. Banks                   Director


                                               Senior Vice President,
/s/ SCOTT M. TABAKIN                           Controller, Acting Chief
-------------------------------------------    Financial Officer and                  September 29, 1995
             Scott M. Tabakin                  Chief Accounting Officer


/s/ BERYL F. ANTHONY, JR.                      Director                               September 29, 1995
-------------------------------------------
           Beryl F. Anthony, Jr.


/s/ JAMES R. GREENE                            Director                               September 29, 1995
-------------------------------------------
              James R. Greene


/s/ EDITH E. HOLIDAY                           Director                               September 29, 1995
-------------------------------------------
             Edith E. Holiday


/s/ JON E.  M.  JACOBY                         Director                               September 29, 1995
-------------------------------------------
             Jon E. M. Jacoby


/s/ RISA J. LAVIZZO-MOUREY                     Director                               September 29, 1995
-------------------------------------------
          Risa J. Lavizzo-Mourey


/s/ LOUIS W. MENK                              Director                               September 29, 1995
-------------------------------------------
               Louis W. Menk


/s/ MARILYN R. SEYMANN                         Director                               September 29, 1995
-------------------------------------------
            Marilyn R. Seymann

                               INDEX TO EXHIBITS


4.1 Insta-Care Holdings, Inc. First Employees Stock Option Plan assumed by Beverly Enterprises, Inc. (incorporated by reference to Exhibit 4.4 to Beverly Enterprises, Inc.'s Registration Statement on Form S-8 filed on July 24, 1995 (File No. 33-61269)).

4.2 Assumption Agreement by and between Beverly Enterprises, Inc. and Insta-Care Holdings, Inc. dated as of November 15, 1994 (incorporated by reference to Exhibit 4.5 to Beverly Enterprises, Inc.'s Registration Statement on Form S-8 filed on July 24, 1995 (File No.33-61269)).

5.1* Opinion and Consent of Giroir & Gregory, Professional Association, as to the legality of the common stock offered pursuant to the Plan.

23.1*    Consent of Giroir & Gregory, Professional Association (included in
         Exhibit 5.1).

23.2*    Consent of Ernst & Young LLP, Independent Auditors.

24.1* The Power of Attorney of officers and directors of the Registrant is found on the signature page hereof.


---------------
*Filed herewith.